Exhibit (d)(4)

AMENDMENT TO CONFIDENTIAL DISCLOSURE AGREEMENT

This AMENDMENT TO THE CONFIDENTIAL DISCLOSURE AGREEMENT (this “Amendment”) is made as of May 9, 2022, by and between Radius Health, Inc., together with its Affiliates (“Radius”), with an address of 22 Boston Wharf Road, 7th Floor, Boston, MA 02210, United States and Gurnet Point Capital, LLC, together with its Affiliates (“GPC”), with an address of 55 Cambridge Parkway, Suite 401, Cambridge, MA 02142.

WHEREAS, Radius and GPC entered into that certain Confidential Disclosure Agreement, dated as of January 26, 2022 (the “CDA”) (capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the CDA);

WHEREAS, Section 11 of the CDA provides that no amendments to the CDA shall be binding unless in writing and signed by both parties; and

WHEREAS, the parties hereto desire to amend the CDA as set forth below.

NOW, THEREFORE, in consideration of the above recitals, which by this reference are incorporated herein and made a substantive part hereof, the parties hereto hereby agree, effective as of the date hereof, as follows:

1.	Amendment of Section 2. Section 2 of the CDA is hereby amended and restated in its entirety to read as follows:

“2. Obligations. The Receiving Party agrees that it shall:

a)    maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its and its Affiliates’ directors, officers, employees, agents, consultants, financing sources, and advisors, as applicable, who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement;

b)    use all Confidential Information solely for the purposes set forth in this Agreement;

c)    allow its and its Affiliates’ directors, officers, employees, agents, consultants, financing sources, and advisors, as applicable, to reproduce the Confidential Information only to the extent necessary to affect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information;

d)    take all reasonable measures to protect the secrecy of, and avoid disclosure of, access to, or use of, Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information and avoid the use of or access to such information for any purpose other than those set forth in this Agreement, which measures shall include, but not be limited to, the same degree of care that the Receiving Party utilizes to protect its own Confidential Information, which shall be no less than reasonable care;

e)    use and store any personal data provided by the Disclosing Party in accordance with applicable data protection laws and regulations; and

f)    promptly notify the Disclosing Party in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of Confidential Information which may come to Receiving Party’s attention.

This Agreement shall remain in effect for a period of three (3) years from the Effective Date and may be extended upon mutual written agreement by the parties (the “Term”). The obligations set forth herein shall remain in effect for a period of three (3) years following expiration of the Term, provided, however, that the obligations as they relate to any trade secret shall remain in effect for as long as the status of the trade secret remains. The Receiving Party shall be liable for any breach of this Agreement by its or its Affiliates’ directors, officers, employees, agents, consultants, and advisors to whom such Confidential Information is disclosed.”

2.	Ratification. Except as expressly modified and amended by the provisions of this Amendment, all provisions of the CDA shall remain in full force and effect in accordance with their terms.

3.

Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable laws and regulations, but if any provision of this Amendment is held to be prohibited by or invalid under applicable laws and regulations, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment, and the parties shall amend or otherwise modify this Amendment to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable laws and regulations.

4.

Counterparts. This Amendment may be executed in any multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf), any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

5.	Subject to Provisions of NDA. This Amendment shall be subject to the provisions of the CDA as if this Amendment were the CDA.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

RADIUS HEALTH, INC.:

By:	/s/ Rohan Lathia
Name:	Rohan Lathia
Title:	Senior Director

GURNET POINT CAPITAL, LLC:

By:	/s/ Adam Dilluvio
Name:	Adam Dilluvio
Title:	Secretary

[Signature Page to Amendment to the Confidential Disclosure Agreement]